Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Feb. 12, 2016

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric reports 2015 financial results and initiates 2016 earnings guidance

•	Fourth quarter 2015 earnings per share were impacted $0.05 due to lower than expected retail loads from warmer weather

•	Construction continues at Carty with the company currently targeting an in service date in July 2016

•	Initiating 2016 earnings guidance of $2.20 to $2.35 per diluted share

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $172 million, or $2.04 per diluted share, for the year ended Dec. 31, 2015. This compares with $175 million, or $2.18 per diluted share, for 2014. Net income was $51 million, or 57 cents per diluted share, for the fourth quarter of 2015 compared with $43 million, or 55 cents per diluted share, for the comparable period of 2014. Looking forward, the company is initiating full-year 2016 earnings guidance of $2.20 to $2.35 per diluted share.

“Our financial results reflect strong operating performance despite the warmest year on record in Oregon,” said Jim Piro, president and CEO. “Our delivery system and generating facilities operated extremely well, we achieved a fair outcome in our 2016 general rate case, and employees across the company took necessary actions in response to the financial impacts of weather early in the year.”

2015 earnings compared to 2014 earnings

Annual earnings per diluted share decreased year over year due to lower energy sales as a result of historically warm weather, lower-than-expected hydro and wind generation across the whole year, and lower-than-expected federal production tax credits as a result of the lower wind generation. These factors were partially offset by earnings from placing Port Westward Unit 2 and the Tucannon River Wind Farm in service, increased AFDC from Carty construction, and the company’s management of operating and maintenance expense. Improving economic conditions and expansion of large high-tech industrial customers contributed to weather-adjusted load growth of more than 2 percent for the year, excluding one large paper customer.

Company Updates

Carty Generating Station

Construction is continuing on the Carty Generating Station, a 440 MW natural gas-fired baseload power plant near Boardman, Ore. On Dec. 18, 2015, PGE declared the general contractor responsible for engineering, procurement and construction in default under multiple provisions of the Carty construction agreement and terminated the agreement. Two sureties, Liberty Mutual and Zurich North America, have provided a performance bond of $145.6 million under the construction agreement. PGE required the original contractor to enter into the performance bond to guarantee satisfactory completion of the project in the event the contractor failed to fulfill its obligation under the construction agreement. Following termination of the construction agreement, PGE, in consultation with the sureties, brought on new contractors, and construction resumed during the week of Dec. 21, 2015.

“PGE’s decisive action to replace the general contractor on Carty was done in the best interest of our stakeholders,” Piro said. “We remain committed to delivering this important new baseload resource that will help us continue to serve our customers with the safe, reliable and affordable power they need for years to come.”

As of Dec. 31, 2015, PGE had invested $424 million in Carty, including $41 million of AFDC, which was included in Construction Work in Progress (CWIP) for the project. PGE currently estimates that the total capital expenditures for Carty will range from $620 million to $655 million, including AFDC, and is targeting an in service date in July 2016. PGE is currently in discussions with the sureties regarding their obligations under the performance bond. The company believes that the sureties will have an obligation under the performance bond to contribute funds toward the completion of Carty. However, the sureties have not yet made a determination with respect to their obligations. Accordingly, the amount of potential recovery of costs under the performance bond remains uncertain and cannot be reasonably estimated at this time. For additional information on Carty construction refer to PGE’s Form 10-K for 2015 issued on Feb. 12, 2016.

2016 General Rate Case

In November 2015, PGE filed final updated power costs and an updated retail load forecast with the Oregon Public Utility Commission (OPUC), and the OPUC issued an order resulting in an overall price increase of approximately 0.7 percent which reflects:

•Return on equity of 9.6 percent;
•Capital structure of 50 percent debt and 50 percent equity;
•Cost of capital of 7.51 percent;

•	Rate base of $4.4 billion;

•	Annual revenue increase of $12 million.

The net annual revenue requirement increase will be effective in two phases. A $44 million decrease, representing a 2.5 percent decrease in customer prices effective Jan. , 2016, and a $57 million annualized revenue increase will be effective when Carty is placed into service, provided that occurs by July 31, 2016.

The order issued by the OPUC authorized the inclusion in customer prices of capital costs for Carty of up to
$514 million, including AFDC, as well as its operating costs at such time the plant is placed in service provided that occurs by July 31, 2016.

In the event costs incurred by PGE to complete Carty, less any amounts received from the sureties, exceeds the OPUC’s approved amount of $514 million, the company would seek approval to recover the excess amounts in customer prices in a subsequent general rate case (GRC) proceeding. However, there is no assurance that such recovery would be granted by the OPUC.

If the Carty in-service date were to be delayed beyond July 31, 2016, PGE would pursue one or more alternative avenues to obtain OPUC approval for the inclusion of Carty costs in customer prices. Under such circumstance, the company might not be able to recover some, or all, of the net revenue requirements for Carty from the date Carty is placed into service until the time when new approved customer prices are effective for Carty.

Fourth-quarter operating results

Net income for the fourth quarter of 2015 was $51 million, or 57 cents per diluted share, compared with
$43 million, or 55 cents per diluted share, for the fourth quarter of 2014. The increase in quarterly earnings per diluted share was primarily due to the incremental earnings from Port Westward Unit 2 and the Tucannon River Wind Farm being placed in service and the company’s management of operating and maintenance expense.

Retail revenues increased $4 million, or 1%, in the fourth quarter of 2015 compared with the fourth quarter of 2014, which was driven primarily by a 1 percent price increase authorized by the OPUC in the company’s 2015 GRC, which was effective Jan. 1, 2015. The price increase was largely the result of the additions of Port Westward Unit 2 and the Tucannon River Wind Farm, partially offset by lower estimated power costs for 2015. Weather in the fourth quarter of 2015 had a comparably negative impact on revenues as weather in the fourth quarter of 2014.

Net variable power costs (NVPC), which consist of purchased power and fuel expense net of wholesale revenues, decreased $14 million in the fourth quarter of 2015 compared to the fourth quarter of 2014. The decrease is largely due to a 7 percent percent decrease in the average variable power cost per MWh resulting from increases in energy received from the company’s generating resources combined with a 5 percent increase in the average price per MWh of wholesale power sales, net of a 4 percent decrease in the volume of wholesale power sales.

Total operating and maintenance expense was $136 million in the fourth quarter of 2015 compared with $139 million in the fourth quarter of 2014. The $3 million, or 2 percent, decrease was largely due to a $3 million reduction in high-voltage service costs, which were offset in revenues, $2 million related to the economic shutdown of Boardman and lower maintenance costs at several hydro facilities, offset by a $2 million increase related to the additions of Port Westward Unit 2 and the Tucannon River Wind Farm.

Depreciation and amortization expense was $1 million higher in the fourth quarter of 2015 compared with the fourth quarter of 2014. A $7 million higher expense resulting from capital additions was largely offset by a
$6 million reduction from the amortization of deferred regulatory liabilities for the Trojan spent fuel settlement and tax credits as they were refunded to customers in 2015.

2015 Annual Operating Results

Earnings Reconciliation of 2014 to 2015
($ in millions, except EPS)	Pre-Tax Income	Net Income(1)	Diluted EPS
Reported 2014	$235	$175	$2.18
Adjustment for change in share count(2)			(0.10)
EPS After share count adjustment			2.08
Revenue Adjustments
Electric retail price increase	32	19	0.23
Electric volume increase	11	7	0.08
Supplemental tariffs (refund to customers)	(28)	(17)	(0.20)
Electric wholesale volume increase and price decrease	(7)	(4)	(0.05)
Other revenue adjustments	(10)	(6)	(0.07)
Change in Revenue	(2)	(1)	(0.01)
Power Cost Adjustments
Average power cost decrease	57	34	0.41
Increase in system load	(5)	(3)	(0.04)
Change in Power Costs	52	31	0.37
O&M Adjustments
Generation, transmission, distribution	(9)	(6)	(0.07)
Administrative and general	(14)	(8)	(0.10)
Change in O&M	(23)	(14)	(0.17)
Other Item Adjustments
Depreciation & amortization	(4)	(2)	(0.03)
Interest	(18)	(11)	(0.12)
AFDC equity(3)	(16)	(16)	(0.19)
Other Items	(7)	(4)	(0.05)
Adjustment for effective vs statutory tax rate		14	0.16
Change in Other Items	(45)	(19)	(0.23)
Reported 2015	$217	$172	$2.04
(1) After tax adjustments based on PGE’s statutory tax rate of 39.5%
(2) Diluted share count increased in June with an equity issuance of 10.4 million additional shares
(3) Statutory tax rate applied only to AFDC debt

Total retail revenues increased $12 million, or 1%, in 2015 compared with 2014, primarily due to the effect of the following:

•
An $11 million increase in revenues related to a 0.6% increase in retail energy deliveries, consisting of 5.5% and 0.2% increases in industrial and commercial deliveries, respectively, partially offset by a 1.8% decrease in residential deliveries; and

•
A $4 million net increase due to a $32 million increase that related to higher average retail prices resulting from the Jan. 1, 2015, price increase authorized by the OPUC in the company’s 2015 GRC, which was net of a $28 million decrease due to various supplemental tariff changes, including $20 million in customer credits in 2015 related to proceeds received in connection with the settlement of a legal matter regarding the operation of the ISFSI at the former Trojan nuclear power plant site and tax credits, all of which are offset in Depreciation and Amortization expense.

Net variable power costs decreased $45 million for 2015 compared with 2014, primarily driven by an 8% decline in the average variable power cost per MWh combined with a 2% increase in the volume of wholesale power sales, net of a 9% decrease in the average price per MWh of wholesale power sales. The 2015 GRC had estimated lower gas and power prices in 2015 and therefore, anticipated a decrease of approximately $60 million in NVPC from the 2014 baseline, with customer prices set accordingly.

For 2015, actual NVPC, as calculated for regulatory purposes under the power cost adjustment mechanism, was $3 million below the 2015 baseline NVPC. In 2014, NVPC was $7 million below the anticipated baseline.

Total operating and maintenance expense was $507 million in 2015 compared with $484 million in 2014. The $23 million, or 5 percent, increase is primarily due to the following:

•	$9 million in costs associated with the additions of Port Westward Unit 2 and the Tucannon River wind farm;

•
$14 million in administrative and general costs including a $5 million increase in information technology expenses, an increase of $3 million in non-labor and outside services expenses, a $3 million increase in injuries and damages resulting from insurance recoveries received in 2014, and a $1 million increase in compensation and benefits expense.

Depreciation and amortization expense in 2015 increased $4 million, or 1%, compared with 2014. A $26 million higher expense resulting from capital additions was largely offset by a $22 million reduction from the amortization of deferred regulatory liabilities for the Trojan spent fuel settlement and tax credits as they were refunded to customers in 2015. An increase in asset retirement obligation expenses and amortization of costs previously deferred for four capital projects as authorized in the company’s 2011 GRC, were partially offset by amortization of gains recorded on the sale of assets. The overall reduction in expenses resulting from the amortization of the regulatory liabilities is directly offset by corresponding reductions in retail revenues.

Interest expense increased $18 million, or 19%, in 2015 compared with 2014 as $9 million resulted from lower allowance for borrowed funds used during construction. In December 2014, PW2 and Tucannon River were placed into service resulting in a lower average CWIP balance, the basis for AFDC. In addition, $7 million related to a 7% increase in the average balance of debt outstanding.

Other income, net was $22 million in 2015 compared with $38 million in 2014. The decrease was primarily due to a $16 million decrease in the allowance for equity funds used during construction resulting from the lower average CWIP balance.

Income tax expense decreased $16 million, or 26%, in 2015 compared to 2014, with the effective tax rate decreased to 20.7% for 2015 from 26.0% for 2014. Lower pre-tax income accounted for $7 million of the decrease in income tax expense. A $14 million increase in production tax credits in 2015, resulting primarily from the addition of Tucannon River wind generation, was partially offset by a $5 million relative effect of lower AFDC equity.

2015 earnings guidance review

PGE initiated full-year 2015 earnings guidance on Feb. 13, 2015 of $2.20 to $2.35 per diluted share.  On April 28, 2015, guidance was lowered to $2.05 to $2.20 after warm weather impacted earnings by $0.20 in the first quarter. In conjunction with lowering guidance, management also committed to monitoring financial results and looking for opportunities to temporarily reduce operating costs. For the remainder of 2015 the company successfully managed its O&M spending and made temporary reductions in an effort to offset the impact of the weather in the first quarter.  Despite these efforts, continued warm temperatures were compounded by poor hydro and wind conditions which led to higher replacement power costs and fewer than estimated production tax credits for the year. In the final quarter of the year, warm temperatures again impacted earnings by $0.05, resulting in a $0.25 EPS impact of weather for the full-year 2015.

2016 earnings guidance

PGE is initiating full-year 2016 earnings guidance of $2.20 to $2.35 per diluted share. Guidance is based on warmer than normal weather and lower wind production in January 2016, which resulted in approximately an $0.08 impact on earnings. Additional assumptions include the following:

•	Retail deliveries growth of approximately 1 percent weather adjusted excluding one large paper customer;

•	Average hydro conditions;

•	Wind generation based on five years of historical levels or forecast studies when historical data is not available;

•	Normal thermal plant operations;

•	Operating and maintenance costs between $515 and $535 million, in line with the GRC;

•	Depreciation and amortization expense between $315 and $325 million; and

•	Carty Generating Station in service by July 2016 at approximately the OPUC authorized capital amount of $514 million.

Fourth Quarter 2015 earnings call and web cast — Feb. 12, 2016

PGE will host a conference call with financial analysts and investors on Friday, Feb. 12, 2016, at 11 a.m. ET. The conference call will be web cast live on the PGE website at PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, Feb. 12, 2016 through Friday, Feb. 19, 2016.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 852,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions, wind conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues, net	$499	$500	$1,898	$1,900
Operating expenses:
Purchased power and fuel	171	185	661	713
Generation, transmission and distribution	74	76	266	257
Administrative and other	62	63	241	227
Depreciation and amortization	78	77	305	301
Taxes other than income taxes	30	27	116	109
Total operating expenses	415	428	1,589	1,607
Income from operations	84	72	309	293
Interest expense, net (1)	28	25	114	96
Other income:
Allowance for equity funds used during construction	6	11	21	37
Miscellaneous income, net	1	—	1	1
Other income, net	7	11	22	38
Income before income taxes	63	58	217	235
Income taxes	12	15	45	61
Net income	51	43	172	174
Less: net loss attributable to noncontrolling interests	—	—	—	(1)
Net income attributable to Portland General Electric Company	$51	$43	$172	$175

Weighted-average shares outstanding (in thousands):
Basic	88,773	78,210	84,180	78,180
Diluted	88,933	81,174	84,341	80,494
Earnings per share:
Basic	$0.57	$0.57	$2.05	$2.24
Diluted	$0.57	$0.55	$2.04	$2.18

(1) Includes an allowance for borrowed funds used during construction	$4	$7	$13	$22

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4	$127
Accounts receivable, net	158	149
Unbilled revenues	95	93
Inventories	83	82
Regulatory assets—current	129	133
Other current assets	88	115
Total current assets	557	699
Electric utility plant, net	6,012	5,679
Regulatory assets—noncurrent	524	494
Nuclear decommissioning trust	40	90
Non-qualified benefit plan trust	33	32
Other noncurrent assets	55	48
Total assets	$7,221	$7,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$98	156
Liabilities from price risk management activities—current	130	106
Short-term debt	6	—
Current portion of long-term debt	133	375
Accrued expenses and other current liabilities	259	236
Total current liabilities	626	873
Long-term debt, net of current portion	2,071	2,126
Regulatory liabilities—noncurrent	928	906
Deferred income taxes	632	625
Unfunded status of pension and postretirement plans	259	237
Liabilities from price risk management activities—noncurrent	161	122
Asset retirement obligations	151	116
Non-qualified benefit plan liabilities	106	105
Other noncurrent liabilities	29	21
Total liabilities	4,963	5,131
Total equity	2,258	1,911
Total liabilities and equity	$7,221	$7,042

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$172	$174
Depreciation and amortization	305	301
Other non-cash income and expenses, net included in Net income	92	70
Changes in working capital	(31)	(19)
Proceeds received from legal settlement	—	6
Other, net	(21)	(14)
Net cash provided by operating activities	517	518
Cash flows from investing activities:
Capital expenditures	(598)	(1,007)
Distribution from (Contribution to) Nuclear decommissioning trust	50	(6)
Other, net	26	19
Net cash used in investing activities	(522)	(994)
Cash flows from financing activities:
Net issuance of long-term debt	(298)	583
Proceeds from issuance of common stock, net of issuance costs	271	—
Issuance of commercial paper, net	6	—
Dividends paid	(97)	(87)
Net cash (used in) provided by financing activities	(118)	496
(Decrease) Increase in cash and cash equivalents	(123)	20
Cash and cash equivalents, beginning of year	127	107
Cash and cash equivalents, end of year	$4	$127

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues (dollars in millions):
Retail:
Residential	$245	$240	$895	$893
Commercial	166	164	662	657
Industrial	55	57	228	221
Subtotal	466	461	1,785	1,771
Other accrued (deferred) revenues, net	2	3	(10)	(8)
Total retail revenues	468	464	1,775	1,763
Wholesale revenues	22	22	88	95
Other operating revenues	9	14	35	42
Total revenues	$499	$500	$1,898	$1,900

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,017	1,990	7,325	7,462
Commercial	1,756	1,733	7,002	6,931
Industrial	806	838	3,369	3,211
Total retail energy sales	4,579	4,561	17,696	17,604
Retail energy deliveries:
Commercial	108	140	509	563
Industrial	302	276	1,177	1,099
Total retail energy deliveries	410	416	1,686	1,662
Total retail energy sales and deliveries	4,989	4,977	19,382	19,266
Wholesale energy deliveries	605	628	2,560	2,520
Total energy sold and delivered	5,594	5,605	21,942	21,786

Number of retail customers at end of period:
Residential			746,969	738,008
Commercial			104,613	103,637
Industrial			195	198
Direct access			387	430
Total retail customers			852,164	842,273

	Heating Degree-days			Cooling Degree-days
	2015	2014	Average	2015	2014	Average
First quarter	1,481	1,891	1,864	—	—	—
Second quarter	513	530	713	207	57	70
Third quarter	76	18	85	573	579	382
Fourth Quarter	1,391	1,355	1,602	5	17	1
Year-to-date	3,461	3,794	4,264	785	653	453
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,472	1,387	4,128	4,466
Natural gas	1,427	1,156	4,783	3,429
Total thermal	2,899	2,543	8,911	7,895
Hydro	390	458	1,453	1,750
Wind	417	219	1,788	1,172
Total generation	3,706	3,220	12,152	10,817
Purchased power:
Term	976	1,228	4,379	5,926
Hydro	333	349	1,572	1,568
Wind	62	50	303	317
Spot	391	608	2,985	2,626
Total purchased power	1,762	2,235	9,239	10,437
Total system load	5,468	5,455	21,391	21,254
Less: wholesale sales	(606)	(628)	(2,560)	(2,520)
Retail load requirement	4,862	4,827	18,831	18,734